Exhibit 99.1

VERSARTIS, INC.

Unaudited quarterly results of operations

	Three Months Ended
	March 31	June 30	September 30	December 31
2013:
Operating expenses
Research and development	$3,499	$3,326	$4,576	$3,454
General and administrative	682	656	685	$2,405

Total operating expenses	4,181	3,982	5,261	5,859

Loss from operations	(4,181)	(3,982)	(5,261)	(5,859)

Net loss attributable to common stockholders	$(4,019)	$(3,655)	$(5,009)	$(5,814)

Net loss per basic and diluted share attributable to common stockholders	$(30.23)	$(24.74)	$(19.98)	$(4.62)

2012:
Operating expenses
Research and development	$2,425	$3,113	$2,456	$2,969
General and administrative	376	465	564	$531

Total operating expenses	2,801	3,578	3,020	3,500

Loss from operations	(2,801)	(3,578)	(3,020)	(3,500)

Net loss attributable to common stockholders	$(2,758)	$(3,546)	$(3,016)	$(3,897)

Net loss per basic and diluted share attributable to common stockholders	$(26.43)	$(32.94)	$(27.18)	$(33.02)